Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTED THIRD QUARTER RESULTS.

NORWALK, CT., April 23, 2009 – Bolt Technology Corporation (NASDAQ: BOLT) today announced financial results for the third quarter and the first nine months of fiscal year 2009.

Sales for the third quarter of fiscal 2009, the three months ended March 31, 2009, amounted to $12,960,000 compared to $15,713,000 in last year’s third quarter. Income from continuing operations for the quarter amounted to $3,004,000 ($0.35 per share) compared to $3,219,000 ($0.38 per share) in last year’s third quarter, and net income for the quarter amounted to $3,004,000 ($0.35 per share) compared to $3,404,000 ($0.40 per share) in last year’s third quarter.

For the nine months ended March 31, 2009, sales amounted to $37,813,000 compared to $46,714,000 for the same period last year. Income from continuing operations for the nine months ended March 31, 2009 amounted to $8,310,000 ($0.97 per share) compared to $10,017,000 ($1.17 per share) for the same period last year, and net income for the period amounted to $8,310,000 ($0.97 per share) compared to $10,459,000 ($1.22 per share) for the same period last year.

Raymond M. Soto, Bolt’s Chairman, President and CEO, commented, “In the third quarter of fiscal year 2009 our sales deceased 18% compared to the third quarter of fiscal year 2008 and our income from continuing operations decreased 7% compared to last year’s third quarter. The decreases reflect lower shipments of energy source systems and controllers partially offset by higher shipments of energy source replacement parts and underwater cables and connectors.”

Mr. Soto added, “Although the continuing economic slowdown and lower commodity prices have reduced expenditures for marine seismic exploration, we believe, based on our year-to-date earnings and current level of customer inquiries and orders, that fiscal year 2009 will be a good year for our company.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of oilfield services equipment, including seismic energy sources, seismic source controllers and synchronizers and underwater cables and connectors used in offshore seismic exploration for oil and gas.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions and (vii) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” “may,” “could,” “should,” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Sales	$12,960,000	$15,713,000	$37,813,000	$46,714,000
Costs and expenses	8,619,000	10,901,000	25,546,000	31,919,000

Income before income taxes	4,341,000	4,812,000	12,267,000	14,795,000
Provision for income taxes	1,337,000	1,593,000	3,957,000	4,778,000

Income from continuing operations	3,004,000	3,219,000	8,310,000	10,017,000
Income from discontinued operations, net of taxes	—	185,000	—	442,000

Net Income	$3,004,000	$3,404,000	$8,310.000	$10,459,000

Earnings per share:
Income from continuing operations	$0.35	$0.38	$0.97	$1.17
Income from discontinued operations, net of taxes	—	0.02	—	0.05

Net Income	$0.35	$0.40	$0.97	$1.22

Average shares outstanding	8,587,000	8,588,000	8,590,000	8,587,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,			March 31,
	2009	2008		2009	2008
Assets			Liabilities and Stockholders’ Equity

Current Assets			Current Liabilities
Cash and cash equivalents	$23,902,000	$11,039,000	Accounts payable	$1,648,000	$3,354,000
Short term investments	2,050,000	—
Accounts receivable, net	9,960,000	11,537,000	Accrued expenses	2,074,000	1,857,000
Inventories	15,061,000	14,034,000	Income taxes payable	36,000	6,000
			Current liabilities of discontinued operations	—	127,000

Other	501,000	560,000		3,758,000	5,344,000
Current assets of discontinued operations	—	1,197,000	Deferred income taxes of discontinued operations	—	716,000

	51,474,000	38,367,000
			Total liabilities	3,758,000	6,060,000
Property and equipment, net	4,263,000	3,714,000
Goodwill	10,798,000	10,067,000	Stockholders’ equity	64,193,000	51,321,000

Other intangible assets	1,292,000	1,532,000
Other assets	124,000	253,000
Long-term assets of discontinued operations	—	3,448,000

	$67,951,000	$57,381,000		$67,951,000	$57,381,000

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